UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Tribune Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an excerpt from an e-mail communication sent from Dennis FitzSimons to employees of Tribune Company on Friday, July 13, 2007:

Dear Fellow Employee,

Later today we will file the proxy for the second-stage of our going-private transaction, in anticipation of the special shareholders meeting scheduled for Tuesday, August 21.  Employees who are shareholders should receive proxy materials beginning next week.  Be sure to read the materials carefully and cast your vote on the transaction by mail, phone or Internet.

Other than shareholder approval, the most significant condition to closing will be approval from the Federal Communications Commission regarding the transfer of Tribune television licenses and our request for waivers in cross-ownership markets.  We hope to receive a positive response from the FCC in the fourth quarter, which would enable our transaction to close prior to year end.

Important Additional Information Regarding the Merger will be filed with the SEC

In connection with the proposed merger transaction, Tribune Company has filed a preliminary proxy statement and will file a definitive proxy statement and other documents with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Tribune with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on Tribune’s website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations. You may also read and copy any reports, statements and other information filed by Tribune with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Tribune Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of Tribune in connection with the proposed merger transaction. Information about Tribune and its directors and executive officers and their ownership of Tribune common stock is set forth in the proxy statement for Tribune’s 2007 Annual Meeting of Shareholders. Shareholders and investors may obtain additional information regarding the interests of Tribune Company and its directors and executive officers in the merger transaction, which may be different than those of Tribune’s shareholders generally, by reading the definitive proxy statement and other relevant documents regarding the merger transaction, which will be filed with the SEC.

Forward-Looking Statements

This document contains certain comments or forward-looking statements that are based largely on the company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the tender offer and the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others following announcement of the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this document beyond the published date, or for changes made to this document by wire services or Internet service providers. Tribune’s next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this document.